Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Tango Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)

Fees to be paid	Equity	Common Shares, par value $0.001 per share	457(c)	15,537,250 shares	$6.93	$107,673,142.50	$0.0001102	$11,865.58

	Total Offering Amounts					$107,673,142.50		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$11,865.58

(1)

Consists of (i) 13,196,671 shares of the registrant’s common stock and (ii) 2,340,579 shares issuable upon the exercise of pre-funded warrants, by the selling shareholders named in the prospectus contained herein. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on August 30, 2023, as reported on Nasdaq.

(3)	Calculated pursuant to Section 6(b) of the Securities Act.